Exhibit 5.1
[Thermo Fisher Scientific Inc. letterhead]
July 15, 2008
Thermo Fisher Scientific Inc.
81 Wyman Street
Waltham, Massachusetts 02451
Re: Thermo Fisher Scientific Inc. 2008 Stock Incentive Plan
Ladies and Gentlemen:
     I am the Senior Vice President, General Counsel and Secretary to Thermo Fisher Scientific Inc., a Delaware corporation (the “Company”), and have acted as counsel in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), on Form S-8 (the “Registration Statement”), of an aggregate of 25,000,000 shares of the Company’s Common Stock, $1.00 par value per share (including the associated Preferred Stock Purchase Rights) (the “Shares”), issuable in connection with the Thermo Fisher Scientific Inc. 2008 Stock Incentive Plan (the “Plan”).
     I or a member of the Company’s Legal Department have reviewed the corporate proceedings taken by the Company with respect to the authorization of the issuance of the Shares. I or a member of the Company’s Legal Department have also examined and relied upon originals or copies, certified or otherwise authenticated to my satisfaction, of the Certificate of Incorporation and By-Laws of the Company, each as amended and restated to date, all corporate records, documents, agreements or other instruments of the Company and have made all investigations of law and have discussed with the Company’s representatives all questions of fact that I have deemed necessary or appropriate.
     I assume that the appropriate action will be taken, prior to the offer and sale of the Shares in accordance with the Plan, to register and qualify the Shares for sale under all applicable state securities or “blue sky” laws.
     I express no opinion herein as to the laws of any state or jurisdiction other than the state laws of The Commonwealth of Massachusetts, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

     It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.
     Please note that I am opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.
     Based upon and subject to the foregoing, I am of the opinion that the Shares have been duly authorized for issuance and, when the Shares are issued and paid for in accordance with the terms and conditions of the Plan, the Shares will be validly issued, fully paid and nonassessable.
     I hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. In giving such consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.
Very truly yours,
/s/ Seth H. Hoogasian
Seth H. Hoogasian
Senior Vice President, General Counsel and
Secretary